WILSHIRE BANCORP DECLARES CASH DIVIDEND;
NAMED ONE OF THE 100 FASTEST GROWING COMPANIES BY FORTUNE MAGAZINE

LOS ANGELES, CA - September 1, 2005 - Wilshire Bancorp, Inc. (Nasdaq: WIBC) announced today that its Board of Directors has declared a cash dividend of $0.04 per common share. The dividend will be payable on or about October 14, 2005, to shareholders of record at the close of business on September 30, 2005.

“Since declaring our last cash dividend three months ago, Fortune magazine identified Wilshire as one of the 100 Fastest Growing Companies in the country, we announced an agreement to acquire Liberty Bank of New York, and were named one of Sandler O’Neill’s Bank and Thrift Sm-All Stars,” stated Soo Bong Min, President and CEO.

Headquartered in Los Angeles, Wilshire Bancorp is the parent company of Wilshire State Bank, which operates 16 branch offices in California and Texas, and nine Loan Production Offices in San Jose, Seattle, Oklahoma City, San Antonio, Las Vegas, Houston, Atlanta, Denver and New York. Wilshire State Bank is an SBA preferred lender at all of its office locations, excluding the newest LPO in New York. The Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, continuing to grow Wilshire State Bank and the services it provides, the ability or desire to pay quarterly cash dividends, competition in the marketplace and general economic conditions. The information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp's most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent year are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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NOTE: Transmitted on Business Wire at 3:30 am PDT on September 1, 2005.